PRACTUS

July 29, 2019 PFS Funds 1939 Friendship Drive, Suite C El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Wireless Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 177 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 177 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively

On behalf of Practus, LLP

JOHN H. LIVELY I MANAGING PARTNER
11300 Tomahawk Creek Pkwy I Ste. 310 I Leawood, KS 66211 I p: 913.660.0778 I c: 913.523.6112
Practus, LLP I John.Lively@Practus.com I Practus.com